EXHIBIT 99.1

Rush Enterprises, Inc. Reports First Quarter 2018 Results

  Revenues of $1.2 billion, net income of $21.0 million
  Earnings per diluted share of $0.51
  Absorption ratio 120%, a first quarter record
  Strong economy and focus on strategic initiatives continue to positively impact financial results

SAN ANTONIO, Texas, April 23, 2018 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (NASDAQ:RUSHA) (NASDAQ:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2018, the Company achieved revenues of $1.241 billion and net income of $21.0 million, or $0.51 per diluted share, compared with revenues of $1.045 billion and net income of $14.5 million, or $0.36 per diluted share, in the quarter ended March 31, 2017.  These results include an additional pre-tax charge to amortization expense of $10.2 million, or $0.19 per diluted share, associated with the replacement of certain components of the Company’s Enterprise Resource Planning software platform (ERP Platform).

“We are very proud of our outstanding financial results this quarter, especially our record-setting first quarter revenue,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc.  “Our results were positively impacted by good economic conditions and a strong commercial vehicle market.  Further, our focus on long-term strategic initiatives continues to prove successful, with our aftermarket initiatives significantly contributing to our strong start to 2018.

“It is important for me to recognize our employees’ passion for achieving our long-term strategic initiatives and thank them for their never-ending support of our customers.  Our success this quarter is directly attributable to their hard work and dedication to our customers and our strategy,” said Rush.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 64% of the Company’s total gross profit in the first quarter of 2018, with parts, service and body shop revenues reaching $400.3 million, up 14.3%, as compared to the first quarter of 2017.  The Company achieved a quarterly absorption ratio of 120.0% in the first quarter of 2018.

“Our aftermarket results were bolstered by widespread activity throughout the country, notably in general freight, energy, refuse and construction.  Our parts and service strategic initiatives continue to accelerate and contributed significantly to our aftermarket growth this quarter.  We continue to make significant progress in growing our all-makes parts business through our expanded sales organization, enhanced technology offerings, increasing breadth of product offerings, and improved inventory sourcing and management processes.  We also added more than 100 technicians across our dealership network in the first quarter, expanding our service capabilities.  Looking ahead, we believe our aftermarket results will remain strong throughout 2018,” Rush noted.

Commercial Vehicle Sales

U.S. Class 8 retail truck sales were 51,690 units in the first quarter, up 36% over the same time period last year, according to ACT Research. The Company sold 3,312 Class 8 trucks in the first quarter, an increase of 22% compared to the first quarter of 2017, and accounted for 6.4% of the U.S. Class 8 truck market.  ACT Research forecasts U.S. retail sales for Class 8 vehicles to be 254,000 units in 2018, a 29% increase compared to 2017.

“We experienced another strong quarter in Class 8 new truck sales due to broad-based activity across virtually all market segments,” Rush said.  “Economic confidence continues to drive high order intake and a strong freight market, resulting in some constrained fleet capacity and creating higher demand for Class 8 trucks. We are experiencing this strength not only across our Peterbilt network, but also in our Navistar dealerships as increasing customer confidence in Navistar’s product line has resulted in significant growth in our Navistar vehicle backlog,” he added.  “Regarding used trucks, we continue to see normal depreciation rates, and we believe our inventory is positioned appropriately to support the needs of the market.  As always, we will closely monitor used truck values and supply, as we expect a significant number of used vehicles will enter the market later this year,” said Rush.

“We expect our Class 8 vehicle sales in the second quarter to be fairly consistent with the first quarter and to accelerate in the second half of the year,” Rush said.

The Company sold 2,705 Class 4-7 medium-duty commercial vehicles in the first quarter, an increase of 6% compared to the first quarter of 2017, and accounted for 4.5% of the U.S. Class 4-7 commercial vehicle market.  ACT Research forecasts U.S. retail sales for Class 4-7 vehicles to reach 245,250 units in 2018, a 1% increase over 2017.

“Our medium-duty truck sales remained healthy in the first quarter due to strength throughout the economy and growth across the industries we support.  Due to the timing of truck deliveries to large leasing and rental fleets over the next several months as well as continued strength in the construction sector, we believe our medium-duty and bus sales will grow throughout the second and third quarters,” said Rush.

Financial Highlights

In the first quarter, the Company’s gross revenues totaled $1.241 billion, an 18.8% increase from $1.045 billion in the first quarter of 2017.  Net income for the quarter was $21.0 million, or $0.51 per diluted share, compared to net income of $14.5 million, or $0.36 per diluted share, in the quarter ended March 31, 2017.  These results include a pre-tax charge to amortization expense of $10.2 million, or $0.19 per diluted share, associated with the replacement of certain components of the Company’s ERP Platform.

Aftermarket products and services revenues were $400.3 million in the first quarter of 2018, compared to $350.1 million in the first quarter of 2017.  The Company delivered 3,312 new heavy-duty trucks, 2,705 new medium-duty commercial vehicles, 431 new light-duty commercial vehicles and 1,859 used commercial vehicles during the first quarter of 2018, compared to 2,706 new heavy-duty trucks, 2,553 new medium-duty commercial vehicles, 347 new light-duty commercial vehicles and 1,711 used commercial vehicles during the first quarter of 2017.

Selling general and administrative expenses increased in the first quarter, primarily due to employee benefits and payroll taxes, as is expected in the first quarter of every year.  As previously disclosed in the Subsequent Events footnote to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, the Company determined that a majority of the components of its ERP Platform will require replacement earlier than originally anticipated when the software was installed and capitalized in 2011.  Generally accepted accounting principles require the Company to prospectively adjust the useful life of the components being replaced so that the respective net book values of the components are fully amortized upon replacement.  The Company expects to replace and discontinue the use of these components in May of 2018.  The net book value of the components of the Company’s ERP Platform being replaced is $19.9 million, which the Company began to amortize in February 2018 and will continue to amortize through May 2018.  During the first quarter of 2018, the Company recorded amortization expense of $10.6 million, including $10.2 million of accelerated amortization expense, related to replacement of its ERP Platform components.  Prior to making the decision to replace these components, the Company’s amortization expense for its ERP Platform was approximately $0.9 million per quarter.  The Company expects to record amortization expense of $9.3 million related to the replacement of its ERP Platform components during the second quarter of 2018.

In March, the Company announced that its Board of Directors approved an increase of $35 million to its existing stock repurchase program, authorizing the Company to repurchase up to an aggregate of $75 million of its common stock prior to November 29, 2018.  “Free cash flow during the quarter was strong as we spent approximately $60 million on share repurchases and annual employee bonus payments and still increased our cash by more than $7 million during the quarter.  Our balance sheet remains strong and we are well positioned to invest in strategic initiatives that will facilitate continued growth,” Rush added.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Tuesday, April 24, 2018, at 10 a.m. Eastern/9 a.m. Central.  The call can be heard live by dialing 877-638-4557 (U.S.) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 10, 2018.  Listen to the audio replay until May 1, 2018 by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering the Conference ID 1468698.

About Rush Enterprises, Inc.
Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 21 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services and the impact of strategic initiatives are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)
	March 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$131,712	$124,541
Accounts receivable, net	185,936	183,875
Note receivable affiliate	16,993	11,914
Inventories, net	1,044,710	1,033,294
Prepaid expenses and other	13,809	11,969
Assets held for sale	7,645	9,505
Total current assets	1,400,805	1,375,098
Investments	6,375	6,375
Property and equipment, net	1,151,646	1,159,595
Goodwill, net	291,391	291,391
Other assets, net	48,987	57,680
Total assets	$2,899,204	$2,890,139

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$805,531	$778,561
Current maturities of long-term debt	143,401	145,139
Current maturities of capital lease obligations	17,399	17,119
Trade accounts payable	123,786	107,906
Customer deposits	27,388	27,350
Accrued expenses	88,232	96,132
Total current liabilities	1,205,737	1,172,207
Long-term debt, net of current maturities	453,986	466,389
Capital lease obligations, net of current maturities	60,706	66,022
Other long-term liabilities	11,040	9,837
Deferred income taxes, net	136,066	135,311
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2018 and 2017	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 30,582,509 Class A shares and 8,623,472 Class B shares outstanding in 2018; and 31,345,116 Class A shares and 8,469,427 Class B shares outstanding in 2017	457	454
Additional paid-in capital	356,435	348,044
Treasury stock, at cost: 1,768,354 class A shares and 4,697,592 class B shares in 2018 and 934,171 class A shares and 4,625,181 class B shares in 2017	(158,819)	(120,682)
Retained earnings	833,596	812,557
Total shareholders’ equity	1,031,669	1,040,373
Total liabilities and shareholders’ equity	$2,899,204	$2,890,139

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017

Revenues:
New and used commercial vehicle sales	$773,100	$635,953
Parts and service sales	400,295	350,106
Lease and rental	57,524	51,244
Finance and insurance	4,741	3,929
Other	5,121	3,565
Total revenue	1,240,781	1,044,797
Cost of products sold:
New and used commercial vehicle sales	710,914	588,120
Parts and service sales	254,444	224,466
Lease and rental	48,428	44,304
Total cost of products sold	1,013,786	856,890
Gross profit	226,995	187,907
Selling, general and administrative expense	171,670	150,403
Depreciation and amortization expense	22,908	12,492
Loss on sale of assets	(28)	(163)
Operating income	32,389	24,849
Interest expense, net	4,306	2,791
Income before taxes	28,083	22,058
Provision for income taxes	7,044	7,579
Net income	$21,039	$14,479

Earnings per common share:
Basic	$.53	$.37
Diluted	$.51	$.36

Weighted average shares outstanding:
Basic	39,665	39,409
Diluted	41,092	40,701

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables.  The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods.  Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures.  Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	March 31, 2018	March 31, 2017
New heavy-duty vehicles	$472,078	$361,425
New medium-duty vehicles (including bus sales revenue)	199,189	189,307
New light-duty vehicles	16,617	13,605
Used vehicles	80,614	68,763
Other vehicles	4,602	2,853

Absorption Ratio	120.0%	113.4%

Absorption Ratio
Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance.  Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory.  When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	March 31, 2018	March 31, 2017
Floor plan notes payable	$805,531	$684,595
Current maturities of long-term debt	143,401	131,628
Current maturities of capital lease obligations	17,399	14,623
Long-term debt, net of current maturities	453,986	459,817
Capital lease obligations, net of current maturities	60,706	67,994
Total Debt (GAAP)	1,481,023	1,358,657
Adjustments:
Debt related to lease & rental fleet	(583,906)	(568,347)
Floor plan notes payable	(805,531)	(684,595)
Adjusted Total Debt (Non-GAAP)	91,586	105,715
Adjustment:
Cash and cash equivalents	(131,712)	(89,073)
Adjusted Net (Cash) Debt (Non-GAAP)	$(40,126)	$16,642

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet.  The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments received fully cover the capital costs of the lease & rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts.  “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	March 31, 2018	March 31, 2017
Net Income (GAAP)	$178,689	$52,666
(Benefit) provision for income taxes	(36,265)	31,899
Interest expense	13,825	12,831
Depreciation and amortization	60,485	51,106
Gain on sale of assets	(30)	(1,582)
EBITDA (Non-GAAP)	216,704	146,920
Adjustment:
Interest expense associated with FPNP	(11,609)	(10,859)
Restructuring and impairment charges	−	859
Adjusted EBITDA (Non-GAAP)	$205,095	$136,920

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results.  The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst.  “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	March 31, 2018	March 31, 2017
Net cash provided by operations (GAAP)	$232,876	$457,929
Acquisition of property and equipment	(218,923)	(182,294)
Free cash flow (Non-GAAP)	13,953	275,635
Adjustments:
Draws (payments) on floor plan financing, net	84,753	(165,722)
Proceeds from L&RFD	159,144	114,549
Principal payments on L&RFD	(151,369)	(163,214)
Non-maintenance capital expenditures	26,912	41,538
Adjusted Free Cash Flow (Non-GAAP)	$133,393	$102,786

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business.  Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities.  For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business.  “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities.  “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	March 31, 2018	March 31, 2017
Total Shareholders' equity (GAAP)	$1,031,669	$881,354
Adjusted net (cash) debt (Non-GAAP)	(40,126)	16,642
Adjusted Invested Capital (Non-GAAP)	$991,543	$897,996

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital.  For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation.  The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts.  “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Contact:
Rush Enterprises, Inc., San Antonio
Steven L. Keller, 830-302-5226